Exhibit 5.1

Walder Wyss Ltd. Seefeldstrasse 123 P.O. Box 8034 Zurich Switzerland Telephone +41 58 658 58 58 Fax +41 58 658 59 59 www.walderwyss.com

To:

Auris Medical Holding AG

Bahnhofstrasse 21

6300 Zug

Switzerland

Zurich, 21 February 2017

ANI / MPF / SSU / 6531475v1

Auris Medical Holding AG – Swiss Legal Opinion

We have acted as Swiss counsel to Auris Medical Holding AG (the Company) in connection with the (i) filing of a registration statement on Form F-3 (Registration No. 333-206710) which includes the prospectus dated 10 September 2015 (the Registration Statement) and the documents incorporated by reference therein by the Company with the U.S. Securities and Exchange Commission (the Commission) pursuant to the Securities Act of 1933 and (ii) the prospectus supplement dated 15 February 2017 (the Prospectus Supplement) of the Company filed with the Commission relating to the issuance by the Company of 10,000,000 common shares of CHF 0.40 par value each (the Shares) and 10,000,000 warrants to purchase common shares of CHF 0.40 par value each of the Company (the Warrants; the common shares of CHF 0.40 par value issuable upon exercise of the Warrants, the Warrant Shares) in accordance with a certain underwriting agreement dated as of 15 February 2017 between the Company and Roth Capital Partners (the Underwriter) (the Agreement) (the Offering), and additionally up to 1,500,000 shares of the Company with a nominal value of CHF 0.40 and up to 1,500,000 warrants to purchase common shares of CHF 0.40 par value each, if and to the extent a certain over-allotment option granted by the Company to the Underwriter under the Agreement is exercised in accordance with the Agreement. The term Warrants includes the additional 1,350,000 Warrants sold pursuant

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Auris Medical Holding AG – Swiss Legal Opinion

to a partial exercise of such option and the term Warrant Shares includes the common shares of CHF 0.40 par value issuable upon exercise of such additional warrants.

As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

1.	Scope and Limitation of Opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss courts. Such law and its interpretation are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment.

Our opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation or verification as to any matters stated herein.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2.	Documents

For purposes of rendering the opinion expressed herein, we have received the following documents (the Documents):

(a)	a .pdf copy of the Registration Statement;

(b)	a .pdf copy of the Prospectus Supplement;

(c)	a .pdf copy of the Agreement;

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(d)	a .pdf copy of the common share purchase warrant relating to the Warrants (the Warrant Document);

(e)	a .pdf copy of the certified articles of incorporation of the Company in their version of 8 April 2016 (the Articles);

(f)	a .pdf copy of the organizational regulations (Organisationsreglement) of the board of directors of the Company in their version of 1 May 2016 (the Organizational Regulations);

(g)	a .pdf copy of the resolution of the Company’s shareholders’ meeting, dated 8 April 2016 approving, among others, the amendments to the authorized share capital of the Company under its articles of association (the AGM Resolution);

(h)	a .pdf copy of a circular resolution of the Company's board of directors dated 12 December 2016 approving, among others, the execution of the Agreement, such Agreement to reflect the pricing terms and conditions as approved by a special pricing committee of the Company’s board of directors, and the offering and sale of the Shares as contemplated in the Agreement (the Board Resolution 1);

(i)	a .pdf copy of a circular resolution of the Company’s board of directors dated 30 January 2017 resolving, among others, the withdrawal and allocation of pre-emptive rights and appointing certain members of the board of directors to take certain actions and pass certain resolutions for the execution of the capital increase (the Authorization Board Resolution);

(j)	a .pdf of the resolution of the Company’s pricing committee dated 15 February 2017 approving the pricing terms and conditions relating to the Offering (the Pricing Committee Resolution);

(k)	a .pdf copy of the report of the board of directors of the Company dated 17 February 2017 regarding the increase of the Company’s share capital by the amount of CHF 4,000,000 through the issuance of 10,000,000 Shares of a nominal value of CHF 0.40 each (the Capital Increase) (Kapitalerhöhungsbericht) (the Board Report);

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(l)	a .pdf copy of the subscription form (Zeichnungsschein) dated on or around 15 February 2017 and signed by the Underwriter (the Subscription Form);

(m)	a .pdf copy of the notarized resolutions of the board of directors of the Company regarding the execution of the Capital Increase based on the resolution of the shareholders’ meeting of the Company dated 8 April 2016 regarding the authorization of the board of directors to increase the share capital and the Articles (Feststellungsbeschluss) dated 17 February 2017 (the Capital Increase Board Resolution and together with the Board Resolution 1 and the Authorization Board Resolution, the Board Resolutions);

(n)	a .pdf copy of certain declarations of the Company vis-à-vis the Commercial Register of the Canton of Zug (Lex Friedrich- und Stampa-Erklärungen), dated 17 February 2017 (the Declarations);

(o)	a .pdf copy of the capital payment confirmation from UBS Switzerland AG (Kapitaleinzahlungsbestätigung) regarding the transfer of CHF 4,000,000 to a blocked bank account dated 17 February 2017 (the Bank Confirmation);

(p)	a .pdf copy of the audit confirmation by Deloitte AG on the Board Report (Prüfungsbestätigung), dated 17 February 2017 (the Audit Confirmation);

(q)	a .pdf copy of the Company's uncertificated securities book dated 20 February 2017 (Wertrechtebuch) confirming the creation of 10,000,000 uncertificated securities of the Company (the Securities Book); and

(r)	a .pdf copy of a certified excerpt from the daily registry (Tagebuchauszug) of the Commercial Register of the Canton of Zug dated 20 February 2017 relating to issuance of 10,000,000 Shares (the Excerpt).

No documents have been reviewed by us in connection with this opinion other than the Documents listed in this Section 2 (Documents).

All terms used in this opinion in uppercase form shall have the meaning ascribed to them in the Registration Statement, unless otherwise defined herein.

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3.	Assumptions

In rendering the opinion below, we have assumed:

(a)	the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

(b)	the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined, and the accuracy of all factual information contained in, or material statements given in connection with, the Documents;

(c)	the AGM Resolution has been duly resolved in a meeting duly convened and has not been rescinded or amended and is in full force and effect;

(d)	the Board Resolutions have been duly resolved in meetings duly convened, or, respectively, in duly executed circular resolutions and have not been rescinded or amended and are in full force and effect;

(e)	the Board Report, the Declarations and the Audit Confirmation have not been rescinded or amended and are in full force and effect, and the Bank Confirmation is correct as of the date hereof;

(f)	the Registration Statement has been duly filed by the Company;

(g)	the Articles, the Organizational Regulations, the Excerpt and the Securities Book are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles, the Organizational Regulations, the Excerpt or the Securities Book as of the date hereof;

(h)	the Capital Increase will be published in the Swiss Official Gazette of Commerce;

(i)	the Subscription Form is within the capacity and power of, and has been validly authorized and executed by and is binding on the Underwriter;

(j)	all parties to the Agreement have performed (and if not yet performed, will perform) all obligations by which they are bound in accordance with the respective terms;

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(k)	the Offering has been conducted in the manner as described in the Prospectus Supplement;

(l)	to the extent relevant for purposes of this opinion, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate;

(m)	the sections of the Warrant Document expressed to be governed by the law of the State of New York are and will be valid, binding and enforceable under the law of the State of New York, and the choice of the law of the State of New York provided in the Warrant Document is valid under the law of the State of New York;

(n)	that all parties to the Warrant Document (other than the Company) have the capacity, power, authority and legal right to enter into, deliver and perform their respective rights and obligations under, the Warrant Document under all relevant laws and regulations;

(o)	that neither the execution and delivery of the Warrant Document nor the transactions contemplated by the Warrant Document will be illegal or contrary to the laws of any relevant jurisdiction (other than Switzerland);

(p)	the exercise notice with respect to the Warrant Shares to be issued out of the conditional share capital of the Company will be duly delivered in accordance with the Prospectus Supplement and the Warrant Document;

(q)	the payment of the exercise price in connection with an exercise notice relating to Warrant Shares will be made in accordance with the Prospectus Supplement and the Warrant Document; and

(r)	upon due delivery of the exercise notice and due payment of the exercise price with respect to Warrant Shares issued out of the conditional share capital of the Company, the Company will register the Warrant Shares issued out of the conditional share capital in the Company’s uncertificated securities book.

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4.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the following opinion:

1.	The Shares have been validly issued, fully paid-in (up to their nominal amount) and are non-assessable.

2.	The Warrant Shares that may be issued out of the conditional share capital of the Company in connection with the Warrant Document, if and when such Warrant Shares are issued pursuant to the Warrant Document, and after at least the exercise price as provided under the Warrant Document (being in no case below the nominal value of the Warrant Share) has been paid-in in cash, will be validly issued, fully paid and non-assessable.

5.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Swiss bar and do not hold themselves to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

(c)	We express no opinion as regards the withdrawal of shareholders’ pre-emptive rights (Bezugsrechte) in connection with the Offering.

(d)	We express no opinion as regards the withdrawal of shareholders’ preferential subscription rights (Vorwegzeichnungsrechte) in connection with the Warrants and the issuance of Warrant Shares.

(e)	When used in this opinion, the term “non-assessable” means that no further contributions have to be made by the relevant holder of the Shares or Warrant Shares.

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(f)	The issuance of any Warrant Shares out of conditional share capital requires sufficient conditional share capital at the time the holder of the Warrants submits the exercise notice and pays the exercise price as provided under the Warrant Document. We express no opinion as to the future availability of conditional share capital.

(g)	Any issuance of the Warrant Shares out of conditional share capital must be confirmed by the auditor of the Company, and amended articles of association of the Company reflecting the issuance of Warrant Shares out of the conditional share capital, together with ascertainments by the Company's board of directors in a public deed and said confirmation by the Company's auditor, must be filed with the competent commercial register no later than three months after the end of the Company's fiscal year.

(h)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement or the Prospectus Supplement.

(i)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

6.	Miscellaneous

(a)	We do not assume any obligation to advise you of any changes in applicable law or any other matter that may come to our attention after the date hereof that may affect our opinion expressed herein.

(b)	We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Report on Form 6-K filed on the date hereof and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption ”Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

(c)	This opinion is governed by and shall be construed in accordance with the substantive laws of Switzerland, the ordinary Courts of Zurich having exclusive jurisdiction.

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Yours faithfully,

/s/ Alex Nikitine	/s/ Theodor Härtsch
Alex Nikitine	Theodor Härtsch

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